CAMPBELL SOUP COMPANY

2022 LONG-TERM INCENTIVE PLAN
TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT

This TIME-LAPSE RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) between Campbell Soup Company (the “Company”) and [Employee Full Legal Name] (“Grantee”), an employee of the Company or one of its participating subsidiaries, on [Grant Date] (the “Grant Date”).

WHEREAS, the Company desires to award Grantee time-lapse Restricted Stock Units (the “Award), which each represent a right to receive one share of capital stock, $.0375 par value of the Company (a “Share” or “Shares”) as hereinafter provided (the “Restricted Stock Units”), under the Campbell Soup Company 2022 Long-Term Incentive Plan (the “Plan”) and this Agreement; and

WHEREAS, by accepting this Award, Grantee agrees to the terms of this Agreement;

NOW, THEREFORE, in consideration of valuable considerations the legal sufficiency of which is hereby acknowledged, the Company and Grantee, each intending to be legally bound, agree as follows:

1. Award of Restricted Stock Units. The Company hereby grants to Grantee on the Grant Date [#Granted] Restricted Stock Units. The Restricted Stock Units are in all respects limited and conditioned as hereinafter provided, and are subject in all respects to the Plan’s terms and conditions, as amended. During the restriction periods set forth below, the Award shall consist of stock units but any portion of the Award that ultimately vests will be delivered in Shares.

2. Restriction Period; Payment. Subject to the terms of this Agreement and the Plan and provided that Grantee remains continuously employed throughout the restriction periods set forth below, one-third (1/3) of the Restricted Stock Units shall vest per year over three years on each September 30th following the Grant Date (each a “Vesting Date”), as set forth below:

Restriction Period	Vesting Dates	Number of Restricted Stock Units
1	[Date 1]	[#Vesting on Date 1]
2	[Date 2]	[#Vesting on Date 2]
3	[Date 3]	[#Vesting on Date 3]

Except as otherwise provided below, the Company shall deliver to Grantee one Share for each vested Restricted Stock Unit during the month following each applicable Vesting Date. Unless terminated earlier under paragraph 5 below, a Grantee’s rights under this Agreement shall terminate with respect to each Restricted Stock Unit at the time such Restricted Stock Unit is converted into a Share.

3. Dividend Equivalent Payment. After a Vesting Date, Grantee shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on such Shares underlying the Restricted Stock Units to the extent the Company’s Board of Directors had approved and declared a dividend on its capital stock. Such dividend equivalent amount shall be paid during the month following the applicable Vesting Date. Subject to paragraph 5 below, the dividend equivalent payment shall be forfeited for any Restricted Stock Units terminated under paragraph 5.

4. Incorporation of Plan Terms. This Award is subject to the terms and conditions of the Plan. Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference. In the event of any conflicts between the provisions of this Agreement and the terms of the
LTI Grant Agreement                                        1

Plan, the terms of the Plan will control. The Compensation and Organization Committee of the Board of Directors (the “Committee”) shall have the right to resolve all questions which may arise in connection with the Award or this Agreement, including whether a Grantee is no longer actively employed and any interpretation, determination, or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding, and conclusive. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

5. Early Termination of Restricted Stock Unit; Termination of Employment. Subject to Section 12.3 of the Plan, the Restricted Stock Units shall terminate and become null and void if and when Grantee ceases for any reason to be an employee of the Company or its subsidiaries, including but not limited to termination for Cause, voluntary resignation, or Retirement, except as provided in below:

(a)Retirement. If Grantee’s employment is terminated at least six (6) months following the Grant Date as a result of Retirement, the Restricted Stock Units shall continue to vest through the Vesting Dates, and the Company will deliver to Grantee, or his or her legal representative, one Share for each Restricted Stock Unit vested on that date in accordance with paragraph 2.

(b)Retirement Eligible upon Total Disability or Death. If Grantee’s employment is terminated at least six (6) months following the Grant Date as a result of Total Disability or death (provided Grantee is Retirement Eligible at the time of any such termination), the Restricted Stock Units will continue to vest through the Vesting Dates, and the Company will deliver to Grantee, or his or her legal representative, one share of the Company’s Capital Stock for each Restricted Stock Unit vested on that date in accordance with paragraph 2.

(c)Not Retirement Eligible upon Total Disability or Death; Involuntary Termination. If Grantee’s employment is terminated at least six (6) months following the Grant Date: (i) as the result of Grantee’s Total Disability or death and Grantee is not Retirement Eligible; or (ii) by the Company for reasons other than Cause and Grantee is not Retirement Eligible, Grantee shall vest on the applicable Vesting Date in a prorated portion of his or her Restricted Stock Units under this Agreement according to the following formula:

Restriction Period
1	2	3
Number of months worked from Grant Date to termination date divided by 12; multiplied by number of Restricted Stock Units originally scheduled to vest on the first Vesting Date shall vest on the first Vesting Date.	Number of months worked from Grant Date to termination date divided by 24; multiplied by number of Restricted Stock Units originally scheduled to vest on the second Vesting Date shall vest on the second Vesting Date.	Number of months worked from Grant Date to termination date divided by 36; multiplied by number of Restricted Stock Units originally scheduled to vest on the third Vesting Date shall vest on the third Vesting Date.

The Company will deliver to Grantee, or his or her legal representative, one Share for each Restricted Stock Unit that vests on a Vesting Date in accordance with paragraph 2.

(d)Cancellation. Notwithstanding the forgoing paragraphs 5(a), (b), and (c) above, if Grantee’s employment is terminated at least six (6) months following the Grant Date as a result of (i) Retirement or applicable termination of employment when Grantee is Retirement Eligible; (ii) Total Disability or death and Grantee is not Retirement Eligible, or (iii) by the Company for reasons other than Cause and Grantee is not Retirement Eligible, and the terms of the Non-Competition and Restrictive Covenants Agreement (“RCA”) which is attached hereto as Exhibit A are subsequently violated, the
LTI Grant Agreement                                        2

Committee or its delegate, in its sole direction, may cancel the unvested portions of the Award. The Grantee represents, warrants, and agrees that any such cancellation of an Award or a part thereof shall not constitute an adequate remedy of law in connection with any efforts by the Company to enforce the terms of the RCA and shall not prevent the Company from obtaining other relief, including injunctive relief, to enforce the provisions of the RCA.

(e)Any Termination Prior to Six-Month Anniversary of Grant Date. If a Grantee ceases to be an employee of the Company for any reason before six (6) months have elapsed from the Grant Date, the Award shall be cancelled by the Company and Grantee shall forfeit the entire Award.

(f)Integration with Severance Benefits. For U.S. Grantees, notwithstanding paragraphs 5(a)-(d) above, if severance is offered, eligibility for a prorated Award is contingent upon the Company receiving your signed Severance Agreement and General Release. Without a signed release, all unvested Restricted Stock Units are forfeited.

(g)For purposes of this Agreement, the following terms shall have the meanings set forth below:
1.“Retirement” or “Retirement Eligible” means Grantee terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

2.“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which Grantee is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

3.“Termination of employment,” “separation from service,” and similar references mean a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) with the Company and/or any of its subsidiaries or affiliates, which includes circumstances in which Grantee is reasonably anticipated not to perform further services with the Company or its affiliates or subsidiaries.

6. Withholding of Taxes. As a condition of making any payments or issuing any shares upon vesting of the Restricted Stock Units, Grantee or other person entitled to such Shares or other payment shall pay any sums required to be withheld by federal, state, local, or other applicable tax law with respect to such vesting or payment. In accordance with any procedures established by the Committee, Grantee may satisfy any required withholding payments in cash or Shares (including the surrender of Shares held by Grantee or those that would otherwise be issued in settlement of the Award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.

7. Limits on Transferability. Grantee’s right in the Restricted Stock Units awarded under this Agreement and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution. The Award shall not be subject to execution, attachment or other process.

8. Compliance with Securities Laws. Shares shall not be issued with respect to this Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.

9. No Employment or Voting Rights. Nothing contained in the Plan or this Agreement shall give any employee the right to be retained in the employment of the Company or its subsidiaries or
LTI Grant Agreement                                        3

affiliates, or their successors or assigns, whether existing now or in the future (collectively “Campbell Companies”), or affect the right of any of the Campbell Companies to terminate any employee. Grantee shall have no voting rights with respect to the Restricted Stock Units.

10. Internal Revenue Code Section 409A. This Agreement shall be interpreted, operated, and administered in a manner so as not to subject Grantee to the assessment of additional taxes or interest under Code Section 409A to the extent such Grantee or any payment under this Agreement is subject to U.S. tax laws, and this Agreement shall be amended as the Company, in its sole discretion, determines is necessary and appropriate to avoid the application of any such taxes or interest.

11. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12. Entire Agreement. The terms of the Plan and this Agreement when accepted by Grantee will constitute the entire agreement with respect to the subject matter hereof. This Agreement supersedes any prior agreements, representations or promises of the parties relating to the subject matter hereof.

13. Non-Competition and Restrictive Covenants Agreement. As a condition of receiving the Award, Grantee must agree to the terms of the RCA which is attached hereto as Exhibit A.

14. Clawback. This Agreement and any Shares issued pursuant to this Agreement will be subject to reduction, cancellation, repayment, forfeiture or recoupment in accordance with any clawback policy adopted by the Company. By accepting this Award, the Grantee is agreeing to be bound by any such clawback policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion, and any or clawback requirements imposed under applicable laws, rules and regulations.

15. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

16. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Agreement or the Plan.

17. Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, New Jersey law. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court for the District of New Jersey located in Camden, New Jersey. Each party irrevocably consents to such jurisdiction and venue.

LTI Grant Agreement                                        4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive all as of the day and year first above written.

CAMPBELL SOUP COMPANY

By:
Diane Johnson May
Executive Vice President & Chief Human
Resources Officer
LTI Grant Agreement                                        5

EXHIBIT A
NON-COMPETITION AND RESTRICTIVE COVENANTS AGREEMENT
(LONG-TERM INCENTIVE PROGRAM)

This Non-Competition and Restrictive Covenants Agreement (“RCA”) is made by and between Campbell Soup Company (“Campbell”) and [Employee Full Legal Name] (“Employee”).

Employee has been selected to receive a Long-Term Incentive (“LTI”) award under the Campbell Soup Company 2022 Long-Term Incentive Plan (“Plan”). Employee understands and agrees that in consideration of the LTI award and as a precondition of accepting the LTI award, Employee must read and accept the terms and conditions of this RCA. Employee understands and agrees that if Employee does not accept and refuses to agree to this RCA within 90 days of being notified of the LTI award, the Compensation and Organization Committee of Campbell’s Board of Directors (“Committee”) shall, in its sole discretion, cancel the grant.

In consideration of the respective agreements of the parties contained in this RCA, intending to be legally bound and subject to the terms and conditions stated in this RCA, it is agreed as follows:

1. Confidential Information.
(A) During Employee’s employment with Campbell or its subsidiaries or affiliates, or their successors or assigns, whether existing now or in the future (collectively “Campbell Companies”), Employee will receive and have access to confidential proprietary information about Campbell Companies (“Information”) and its business, including but not limited to information about costs, profits, sales, marketing or business plans, existing or prospective customers, suppliers, possible acquisitions or divestitures, potential new products or markets, personnel, know-how, formulae, recipes, processes, equipment, discoveries, inventions, research, technical or scientific information, and other data not available to the public, none of which is part of the general knowledge of the industry.

(B) During and after Employee’s employment with Campbell Companies (“Employee’s employment”), Employee will not disclose, use, or appropriate Information for his/her own use or for the use of others, directly or indirectly, except as required in the performance of Employee’s duties to Campbell Companies. Employee recognizes that any unauthorized disclosure, use, or appropriation of Information would be highly prejudicial to Campbell Companies.

(C) In the event that Employee’s employment terminates for any reason, Employee shall deliver to Campbell Companies, upon request or before Employee’s last day of employment, all originals and copies of files, writings, reports, memoranda, diaries, notebooks, notes of meetings or presentations, data, electronic files and data, drawings, charts, photographs, slides, patents, or any other form of record which contains Information created or produced for, at the direction of or by Campbell Companies, or its employees or agents.

(D) Nothing in this RCA prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employees does not need the prior authorization of Campbell to make any such reports or disclosures and employee is am not required to notify Campbell that Employee has made such reports or disclosures.

Exhibit A
Non-Competition and Restrictive Covenants Agreement                     1

2. No Business Diversion. During Employee’s employment, and for a period of 12 months thereafter following the termination of Employee’s employment (for any reason), Employee will not, without the written consent of Campbell’s General Counsel, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, any customers, business or suppliers of Campbell Companies whom Employee serviced, called upon, or solicited during Employee’s employment, or with whom Employee became acquainted as a result of Employee’s employment.

3. No Employee Solicitation. During Employee’s employment, and for a period of 12 months thereafter following the termination of Employee’s employment (for any reason), Employee will not, without the written consent of Campbell’s General Counsel, directly or indirectly, solicit, hire, interfere with, attempt to entice away from Campbell Companies, or recommend for employment outside Campbell Companies, any individual who is employed by Campbell Companies at the time of such solicitation, hiring, interference, or enticement or who voluntarily terminated his/her employment by Campbell Companies within six months of such solicitation, hiring, interference, or enticement.

4. Non-Competition.*

(A) During Employee’s employment, and for a period of 12 months thereafter following the termination of Employee’s employment (for any reason), Employee will not, without the written consent of Campbell’s General Counsel, directly or indirectly, own, advise, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes (as defined in sub-paragraph 4(b)) with, in any part of the world, the business of Campbell Companies, as conducted or planned by Campbell Companies during Employee’s employment (the “Non-Compete Period”).

(B) “Competes” as used in this RCA means engages in, or plans to engage in, the development, production, manufacture, marketing, or selling of any product or service of any person, business or organization, other than Campbell Companies, which resemble or compete with a product or service of Campbell Companies (or a product or service which, to Employee’s knowledge, was under development by Campbell Companies) during Employee’s employment.

(C) Except as prohibited in paragraph 4(A), this RCA will not preclude Employee from ownership of less than 1% of the outstanding shares of any class of shares of any corporations listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ.

(D) Employee acknowledges that any employment or relationship in violation of this RCA would necessarily require Employee to use or rely on Information to which Employee became privy during the course of Employee’s employment with Campbell Companies.
(E) Except where Employee’s employment is terminated by Campbell Companies “for cause” as defined in the Plan, or where Employee voluntarily terminates Employee’s employment by Campbell Companies, when Employee, despite his/her best efforts, is unable within ninety (90) days after the termination of Employee’s employment to secure other employment not violative of Employee’s obligations under this RCA, Employee will notify Campbell’s General Counsel by registered mail. Unless Campbell Companies notifies Employee in writing that it elects not to enforce paragraph 4 of this RCA, beginning ninety (90) days after termination of Employee’s employment, Campbell Companies shall provide to Employee payments during the Non-Compete Period equal to 100% of Employee’s base salary (exclusive of commissions, bonuses, benefits, allowances, and any other form of compensation) which Employee had been receiving at the termination of Employee’s employment (the “Non-Compete Payments”). The Non-Compete Payments shall continue for as long as Campbell Companies elects to
Exhibit A
Non-Competition and Restrictive Covenants Agreement                     2

continue to enforce paragraph 4 of this RCA or until such time as Employee finds employment consistent with this RCA.
(F) As a condition of receiving the Non-Compete Payments, Employee will conscientiously seek employment and will inform Campbell Companies on a monthly basis, in a detailed written account, of all such efforts. Employee understands and agrees that Campbell Companies, in its sole discretion, may elect not to pay Employee for any month for which Employee does not provide an appropriate written account of efforts to secure employment. Additionally, upon obtaining employment consistent with this RCA, Employee will immediately notify Campbell Companies by registered mail, and the Non-Compete Payments shall cease.

(G) Notwithstanding the forgoing provisions, Campbell Companies, in its sole and absolute discretion, may discontinue the Non-Compete Payments at any time during the Non-Compete Period by releasing Employee of his/her obligations to Campbell Companies under this paragraph 4. The discontinuance by Campbell Companies of Non-Compete Payments shall have no impact on Employee’s other contractual obligations set forth in this RCA including, but not limited to, the post-employment obligations set forth in paragraphs 1-3.

(H) In the event that Employee’s employment is voluntarily terminated or terminated “for cause” as defined in the Plan, Employee shall be required to abide by all of the terms of this RCA including, but not limited to paragraphs 1- 4, without receiving Non-Compete Payments.

5. Integration of Severance Pay. If Employee receives severance pay from Campbell Companies at the time of the termination of Employee’s employment or at any time during the Non-Compete Period, whether under the terms of a severance pay policy or otherwise, the Non-Compete Payments, if any, otherwise payable to Employee under paragraph 4 of this RCA will be integrated with and offset by the severance pay. For the time during which Employee receives any amount of severance pay from Campbell Companies, the Non-Compete Payments, if any, otherwise payable under paragraph 4 of this RCA will be reduced, on a dollar-for-dollar basis (to an amount not less than zero), by the amount of severance pay paid to Employee during that time.

6. Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this RCA:

(A) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B) If Employee files a lawsuit for retaliation by Campbell Companies for reporting a suspected violation of law, Employee may disclose Campbell Companies’ trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
7. Enforcement of RCA.
(A) Employee agrees that the restrictions in this RCA are necessary to protect the legitimate interests of Campbell Companies, and impose no undue hardship on Employee. Employee further agrees that the breach or threatened breach of any provision of this RCA will result in irreparable injury to Campbell Companies, for which there is no adequate remedy at law. Employee consents to the issuance of any restraining or preliminary restraining order or injunction which arises from, directly or indirectly, any use, disclosure, or conduct by Employee in violation of this RCA without the need for the
Exhibit A
Non-Competition and Restrictive Covenants Agreement                     3

posting of a bond. Employee agrees that, if Campbell Companies prevail in any suit or proceeding under this RCA, Employee will pay Campbell Companies all of Campbell Companies’ attorney fees, costs, and expenses incurred in connection with such suit or proceeding or the enforcement of Campbell Companies’ rights under this RCA, regardless of whether the scope of the no-compete is reformed by the court.

(B) This RCA and all terms of Employee’s employment shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this RCA shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court of New Jersey, Camden Vicinage. Each party irrevocably consents to such jurisdiction and venue.

8. Survival. This RCA shall survive the termination of Employee’s employment for any reason.

9. No Contract of Employment. This RCA is not a contract of employment, nor does it impose on Campbell Companies any obligation to retain Employee in its employ. To the contrary, Employee is an employee-at-will.

10. Reform of RCA. No provision of this RCA may be amended or waived unless agreed to in writing and signed by the General Counsel of Campbell. The failure to exercise, or delay in exercising, any right, power, or remedy under this RCA shall not waive any right, power, or remedy which Campbell has under this RCA.

11. Severability or Reform by Court. In the event that any provision of this RCA is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this RCA shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this RCA shall not be affected.

12. Entire Agreement. This RCA constitutes the entire understanding between the parties to this RCA with respect to Employee’s obligations in connection with the receipt and acceptance of the LTI award. Unless specified, this RCA does not supersede any prior agreements, understandings and arrangements, oral or written, between the parties.

EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS READ THE ABOVE RCA AND HAS BEEN GIVEN ADEQUATE TIME TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS/HER CHOICE.

* In accordance with New Jersey law, this paragraph 4 shall not apply to employees of the Company who are employed in the capacity of attorneys.
Exhibit A
Non-Competition and Restrictive Covenants Agreement                     4